Execution Copy

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) dated as of October 10, 2018 (the “Effective Date”), is entered into by and between ELLINGTON INCOME OPPORTUNITIES FUND, a Delaware statutory trust having its office and principal place of business at 8000 Norman Center Drive, Suite 630, Minneapolis, MN 55437 (the “Fund”), and NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, a Nebraska limited liability company having its office and principal place of business at 17605 Wright Street, Omaha, Nebraska 68130 (“NLCS”).

WHEREAS, the Fund is a closed-end management investment company registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”) that operates as an interval fund;

WHEREAS, NLCS is in the business of assisting registered investment companies in complying with the Federal Securities Laws (as defined in Rule 38a-1 under the Investment Company Act (“Rule 38a-1”)) and meeting their responsibilities as outlined in Rule 38a-1; and

WHEREAS, the Fund desires to enlist the services of NLCS on the terms and conditions set forth and as more specifically described in this Agreement, and NLCS is willing to provide such services on said terms and conditions.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund and NLCS agree as follows:

1.          SERVICES

NLCS will provide the Fund with compliance services in three separate phases as follows:

Phase I - Risk Management and Policies and Procedures Review

As part of the risk management and policies and procedures review, NLCS will perform the services listed below:

A.	Evaluation of Internal Control Structure

1.	Conduct interviews with certain employees throughout the business lines of the Fund who are responsible for the day-to-day operations of the Fund in relation to compliance with the Federal Securities Laws by the Fund and each investment adviser, principal underwriter, administrator, and transfer agent of the Fund (collectively the “Service Providers”).

2.	Assess from the interviews the operational risks and compliance with stated policies and procedures of the Fund and its Service Providers.

3.	Review internal audit and other reports maintained by the Fund and, to the extent practicable, its Service Providers, related to compliance with the Federal Securities Laws.

4.	Review any written policies and procedures provided pursuant to Section 1(b) below to assess the appropriateness of such documents with respect to compliance with the Federal Securities Laws by the Fund and its Service Providers.

B.	Review of the Fund’s Policies and Procedures

1.	Conduct a detailed review and assessment of the Fund’s policies and procedures pertaining to compliance with the Federal Securities Laws. This review will cover among other things, the Fund’s policies and procedures relating to:

a.	Pricing of portfolio securities and Fund shares, with a focus on the following items within the pricing policies and procedures:

(i)	Monitoring for circumstances that may necessitate the use of fair value prices;

(ii)	Establishing criteria for determining when market quotations are no longer reliable for a particular portfolio security;

(iii)	Providing a methodology or methodologies by which the Fund determines the current fair value of the portfolio securities; and

(iv)	Reviewing the appropriateness and accuracy of the methodology used in valuing securities, including making any necessary adjustments.

b.	Processing of Fund shares, with a focus on the following items:

(i)	Segregation of investor orders received before the Fund prices its shares from those that were received after the Fund prices its shares; and

(ii)	Methodology used by the Fund to protect itself and its shareholders against late trading.

c.	Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the Investment Company Act.

d.	Protection of nonpublic information, including:

(i)	Prohibitions against trading portfolio securities on the basis of information acquired by analysts or portfolio managers employed by the Fund or its Service Providers;

(ii)	Disclosure to third parties of material information about the Fund’s portfolio, trading strategies, or pending transactions; and

(iii)	Purchase or sale of Fund shares by the Fund or its Service Providers’ personnel based on material, nonpublic information about the Fund’s portfolio.

e.	Compliance with fund governance requirements, including the procedures to guard against:

(i)	Improperly constituted board;

(ii)	Failure of the board to properly consider matters entrusted to it; and

(iii)	Failure of the board to request and consider information required by the Investment Company Act from the Fund and its Service Providers.

f.	The excessive short-term trading of Fund shares that may be harmful to the Fund, including a focus on the following areas, to the extent applicable to the Fund:

(i)	Consistency of policies and procedures with the Fund’s disclosed policies regarding market timing;

(ii)	Monitoring of shareholder trades or flows of money in and out of the Fund in order to detect market timing activity;
(iii)	Enforcement of the Fund’s policies regarding market timing;
(iv)	Prevention of short-term trading waivers that would harm the Fund or its shareholders or subordinate the interests of the Fund or its shareholders to any affiliated person or associated person of the Fund; and
(v)	Reporting to the Fund’s board regarding all waivers granted, so that the board can determine whether the waivers were proper.

g.	Document retention and business continuity.
h.	Compliance with SEC exemptive orders.

The Fund assumes responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, the Investment Company Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. The services of NLCS are intended to assist the Fund in carrying out its responsibility.

C.	Review of Policies and Procedures of the Fund’s Service Providers

1.	Conduct a review of the policies and procedures of the following Service Providers to the Fund, as they relate to the Fund’s compliance with the Federal Securities Laws.

a.	Investment Adviser and Sub-Adviser Review

The review of the policies and procedures of the Fund’s investment adviser and sub-adviser shall cover, among other things, to the extent applicable to the Fund, policies and procedures governing and/or applicable to:

(i)	Portfolio management processes, including allocation of investment opportunities among clients and consistency of the portfolio with clients' investment objectives, disclosures by the Fund, and applicable regulatory restrictions;

(ii)	Trading practices, including procedures by which the Fund satisfies its best execution obligation, uses client brokerage to obtain research and other services (“soft dollar arrangements”), and allocates aggregated trades among clients;

(iii)	Portfolio trading of the Fund and personal trading activities of supervised persons;

(iv)	The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

(v)	Safeguarding of client assets from conversion or inappropriate use by advisory personnel;

(vi)	The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;

(vii)	Marketing of advisory services, including the use of solicitors;

(viii)	Processes to value client holdings and assess fees based on those valuations;

(ix)	Safeguards for the privacy protection of client records and information; and

(x)	Business continuity plans.

It is understood that the chief compliance officer of the Fund’s investment adviser is primarily responsible for compliance by such organization with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and for overseeing, with respect to the portfolios they advise, each of the foregoing items. Nothing contained herein shall be construed to require NLCS to perform any service that could cause NLCS to be deemed an investment adviser for purposes of the Investment Company Act or the Advisers Act or that could cause the Fund to act in contravention of the Fund’s prospectus or any provision of the Investment Company Act.

b.	Underwriter Review

The review of the policies and procedures of the Fund’s underwriter shall cover, among other things, to the extent applicable to the Fund, policies and procedures governing and/or applicable to:

(i)	The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

(ii)	The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;

(iii)	Portfolio trading of the Fund and personal trading activities of supervised persons;

(iv)	The Fund’s selling agreement process;

(v)	Payments of distribution fees to selling brokers;

(vi)	The prevention of money laundering;

(vii)	Advertising review process, submission of materials to FINRA and the maintenance of advertising review records; and

(viii)	Business continuity plans.

c.	Fund Administrator, Fund Accounting and Fund Transfer Agent Review

The review of the policies and procedures of the Fund’s administrator, fund accountant and transfer agent shall cover, among other things, to the extent applicable to the Fund, policies and procedures governing and/or applicable to:

(i)	Maintenance of Fund records including board materials and correspondence with regulators;

(ii)	Portfolio trading of the Fund and personal trading activities of supervised persons;

(iii)	Processes to ensure timely filing of Fund reports;

(iv)	Auditors comments noted in SSAE 18 reports;

(v)	The prevention of money laundering; and

(vi)	Business continuity plans.

In conducting its review of the policies and procedures of the Fund’s Service Providers, as they relate to the Fund’s compliance with the Federal Securities Laws, NLCS may rely on summaries, reviews or statements prepared by the chief compliance officers of a Service Provider or a third party.

Each Service Provider is responsible for proper development and implementation of its policies and procedures. Although NLCS performs a review of each Service Provider’s policies and procedures, NLCS cannot ensure that all necessary policies are adopted and implemented by such Service Provider.

Phase II - Amending and Drafting of Policies and Procedures for the Fund

D.	Based on the analysis performed under Phase I of the engagement, NLCS will recommend amendments and draft policies and procedures for the Fund intended to address areas of weakness identified in Phase I, including amending the policies and procedures as they pertain to:

1.	Consistency with regulatory expectations of risk based policies and procedures;

2.	Maintaining compliance with the SEC’s regulations, under Rule 38a-1 under the Investment Company Act; and

3.	Consistency within the structure, organization, and format of the policies and procedures.

Any amendments to the Fund’s policies and procedures drafted by NLCS will be based on industry best practices and regulatory pronouncements. Upon completion of Phase II, the Fund will have customized policies and procedures that are designed to assist the Fund in complying with Rule 38a-1 under the Investment Company Act. These procedures will be compiled in a manual that also will describe the overall implementation of the Fund’s Compliance Program (the “Compliance Program Manual”). This Compliance Program Manual will serve as the Fund’s primary policy and procedures manual.

Phase III – Ongoing Monitoring and Board Reporting

E.	Once the Fund’s Compliance Program Manual is complete, the Fund’s Chief Compliance Officer, (as provided by NLCS – see Section 2 below) will present it to the Fund’s Board of Trustees (the “Board”) for approval.

Thereafter, the Fund’s Chief Compliance Officer will create any appropriate records and monitor the Fund’s Compliance Program for effectiveness, including ongoing dialogue with key compliance personnel at the Fund’s Service Providers.

The Fund’s Chief Compliance Officer will conduct an annual review to assess compliance with the Fund’s Compliance Program and its overall effectiveness, and will prepare a written report to the Board annually that addresses the operation of the policies and procedures of the Fund and its Service Providers, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review, and each “Material Compliance Matter” as defined in Rule 38a-1 of the Investment Company Act.

2.          STAFFING

Subject to the terms and conditions of this Agreement, NLCS will provide the services of the individual identified on the attached Schedule B, as may be amended from time to time by NLCS in its sole discretion (the “Chief Compliance Officer”), who shall be appointed by the Board as the Chief Compliance Officer for the Fund. In addition, NLCS will provide support staff to the Chief Compliance Officer to assist him in all aspects of his duties under this Agreement. The Chief Compliance Officer will lead the engagement and will have overall supervisory responsibility for the ongoing obligations hereunder.

3.          ENGAGEMENT TIMELINE AND SCOPE

The timeline for this engagement, although subject to change, will be as follows:

ON-SITE

The on-site portion will consist primarily of reviewing the policies and procedures identified in Phase I above as well as interviews of the relevant personnel throughout the different business lines of the Fund.

Visits to Service Providers of the Fund will include:

1.	On-site visit to the Fund’s administrator, fund accountant and transfer agent.
2.	On-site visit to the Fund’s principal underwriter.
3.	On-site visit to the Fund’s investment adviser and sub-adviser.
4.	Visits to each of the foregoing Service Providers will include consultation with the chief compliance officer of the respective Service Provider.

OFF-SITE

The off-site portion of this engagement will consist of NLCS devoting significant time reviewing notes from its visits with the Service Providers, continuing follow-up and communication with necessary Service Provider personnel, Fund officers, legal advisors, etc. and preparing any amendments and proposing drafts of policies and procedures as may be required under Phase II.

4.          PAYMENT

In consideration of the timely and satisfactory performance of the services described in Sections 1, 2, and 3 above (the “Services”), NLCS shall be compensated in the manner and amount prescribed by the attached Schedule A.

If NLCS shall be requested by the Fund or is required by governmental summons, subpoena, investigation, examination or other legal or regulatory process to perform services outside the scope of the Services (such services, hereinafter referred to as “Extraordinary Services”), the Fund shall compensate NLCS for the performance of such Extraordinary Services at NLCS’s then current standard hourly billing rate for NLCS’s professional time as set forth on Schedule A and reimburse NLCS for any out-of-pocket expenses, including attorneys’ fees, incurred by NLCS in connection therewith. By way of example, and without intending to limit the foregoing, if the Fund shall request that NLCS assist the Fund’s adviser in preparing for and/or responding to any information request or audit of any regulatory authority, the same shall constitute an Extraordinary Service, and NLCS shall, if it elects to provide such assistance, be entitled to be compensated at NLCS’s then current standard hourly billing rate for NLCS’s professional time and reimbursed for any out-of-pocket expenses incurred in connection therewith. Additionally, in the event NLCS is requested, pursuant to subpoena or other legal process, or advised by its own legal counsel or legal counsel to the Fund in advance of having received any such request, to prepare for, provide testimony or produce any documents relating to its engagement under this Agreement, in connection with or anticipation of judicial or administrative proceedings to which NLCS is not a party, or in which NLCS is or may become a named party because of its engagement under this Agreement, NLCS shall promptly notify the Fund and shall be compensated by the Fund at NLCS’s then current standard hourly billing rate for NLCS’s professional time and reimbursed for any out-of-pocket expenses, including attorneys’ fees, incurred in responding to such request.

5.          INDEPENDENT CONTRACTOR

NLCS shall act as an independent contractor and not as an agent of the Fund. NLCS shall make no representation as an agent of the Fund, except that the Chief Compliance Officer shall act as an appointed officer of the Fund and shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Fund.

NLCS does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. If contracts are provided, they will be forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice. The representatives of NLCS are experts, and as such will make every reasonable effort to provide the services described in this Agreement. However, there is no guarantee that work performed by NLCS will be favorably received by any regulatory agency.

Though NLCS’ work may involve analysis of accounting and financial records, at no time will work performed by NLCS be deemed to be an audit of the Fund in accordance with generally accepted auditing standards or otherwise, nor will any work performed by NLCS consist of a review of the internal controls of the Fund.

Except to the extent necessary to perform NLCS’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict NLCS’s right, or the right of any of NLCS’s managers, officers or employees who also may be a director, trustee, officer or employee of the Fund (including, without limitation, the Chief Compliance Officer), or who are otherwise affiliated persons of the Fund, to engage in any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, company, firm, trust, fund, association or individual.

6.          CONFIDENTIALITY

NLCS and the Fund agree that all books, records, information, and data pertaining to the business of the other party or any Service Provider that is exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that NLCS may release such information to the Board as contemplated by this Agreement and as permitted or required by law or approved in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where NLCS may be exposed to civil or criminal liability or proceedings for failure to release such information. This provision shall not preclude NLCS from sharing its compliance reports about the Fund with other service providers to the Fund.

Except as provided in the immediately preceding paragraph, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”), NLCS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Fund or any Service Provider to any person that is not affiliated with the Fund or such Service Provider; provided, however, that, notwithstanding the foregoing, NLCS may disclose such information to an affiliate of NLCS if, but only to the extent, such affiliate has agreed to be bound by the same limits on non-disclosure as set forth herein.

7.          PROPRIETARY INFORMATION

A.	Proprietary Information of NLCS. The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by NLCS on databases under the control and ownership of NLCS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “NLCS Proprietary Information”) of substantial value to NLCS or the third party. The Fund agrees to treat all NLCS Proprietary Information as proprietary to NLCS and further agrees that it shall not divulge any NLCS Proprietary Information to any person or organization except as may be provided under this Agreement or as may be directed by NLCS or as may be duly requested by regulatory authorities.

B.	Proprietary Information of the Fund. NLCS acknowledges that all information regarding the Fund’s portfolio, arrangements with brokerage firms, compensation paid to or by the Fund, trading strategies and all such related information (collectively, “Fund Proprietary Information”) constitute proprietary information of substantial value to the Fund. NLCS agrees to treat all Fund Proprietary Information as proprietary to the Fund and further agrees that it shall not divulge any Fund Proprietary Information to any person or organization except as may be provided under this Agreement or as may be directed by the Fund or as may be duly requested by regulatory authorities.

C.	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7.

8.          INDEMNIFICATION, RELIANCE, AND LIMITATION OF LIABILITY

A.	Indemnification of NLCS. The Fund shall agree to indemnify and hold NLCS and each of its managers, directors, officers, employees, agents and any person who controls NLCS within the meaning of Section 15 of the Securities Act harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to: (i) the Fund’s breach of any obligation, representation, warranty, term or condition of this Agreement, (ii) the Fund’s lack of good faith, gross negligence or willful misconduct with respect to the Fund’s performance under or in connection with this Agreement, (iii) any untrue statement, or alleged untrue statement, of a material fact or any omission, or alleged omission, to state a material fact required to be stated, in any registration statement or prospectus of the Fund, or (iv) all reasonable actions taken by NLCS acting pursuant to this Agreement in good faith without gross negligence, willful misconduct or reckless disregard of its duties. The Fund agrees to cover NLCS legal fees as they are incurred in accordance with its indemnification obligations hereunder; provided, however, that in no event shall the Fund be liable to indemnify NLCS for: (i) indirect, exemplary, incidental, special or consequential damages or costs, including loss of profit or goodwill, whether foreseeable or not, even if the Fund has been advised of the possibility of such damages; or (ii) damages to the extent they arise because of NLCS’ lack of good faith, gross negligence or willful misconduct with respect to NLCS’ performance under or in connection with this Agreement. NLCS shall not be liable for, and shall be entitled to rely upon, and may act upon information, records and reports generated by the Fund, advice of the Fund, or of counsel for the Fund and upon statements of the Fund’s independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice; provided that such action is not, to the knowledge of NLCS, in violation of applicable federal or state laws or regulations, and, provided further, that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties. The Fund shall hold NLCS harmless in regard to any liability incurred by reason of the inaccuracy of such information provided by the Fund or its Service Providers or for any action reasonably taken or omitted in good faith reliance on such information.

Additionally, and without limiting the Fund’s indemnification obligations under this Section 8(A), to the extent that the Chief Compliance Officer incurs any liability in connection with the performance of his duties under this Agreement, nothing herein shall be deemed to limit the Chief Compliance Officer’s coverage or ability to make claims under the Directors and Officers Errors and Omissions insurance policy of the Fund as an officer of the Fund, in accordance with the terms therein and the deductibles applicable to such policy shall be paid by the Fund.

B.	Indemnification of the Fund. NLCS shall indemnify and hold the Fund and each of its trustees, officers, employees, agents, and any person who controls the Fund within the meaning of Section 15 of the Securities Act harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to NLCS’s refusal or failure to comply with the terms of this Agreement, or which arise out of NLCS’s lack of good faith, gross negligence or willful misconduct with respect to NLCS’s performance under or in connection with this Agreement; provided, however, that in no event shall NLCS be liable to indemnify the Fund for: (i) indirect, exemplary, incidental, special or consequential damages or costs, including loss of profit or goodwill, whether foreseeable or not, even if NLCS has been advised of the possibility of such damages; or (ii) damages to the extent they arise because the Fund has failed to perform its responsibilities under this Agreement, or the Fund or any Service Provider contributed or acted as an intervening cause.

C.	Reliance. Except to the extent that NLCS may be liable pursuant to this Section 8, NLCS shall not be liable for any action taken or failure to act in good faith in reliance upon:

1.	advice of the Fund or of counsel to the Fund;

2.	any written instruction or resolution of the Board, and NLCS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by NLCS to have been validly executed;
3.	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by NLCS to be genuine and to have been signed or presented by the Fund or other proper party or parties acting on the Fund’s behalf; or

4.	reasonable actions taken by NLCS based on information provided by the Fund or any Service Provider.

NLCS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which NLCS reasonably believes in good faith to be genuine and received from or on behalf of the Fund or a Service Provider.

D.	Errors of Others. NLCS shall not be liable for the errors of any Service Provider, or any errors in information provided by an investment adviser or custodian to the Fund.

E.	Limitation of NLCS Liability. For all claims of damages relating to NLCS’s performance under this Agreement, including penalties and interest, and regardless of the form of claim or action, whether in contract, tort, strict liability or otherwise, including, without limitation, claims for any NLCS error or other breach of its obligations hereunder, NLCS’s total liability shall not exceed an amount equal to the fees paid under this Agreement during the immediately preceding twelve (12) month period (or the actual time period NLCS has been engaged if such time period is less than twelve (12) months).

F.	Limitation of Shareholder and Board Liability. The trustees and shareholders of the Fund shall not be liable for any obligations of the Fund under this Agreement, and NLCS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund in settlement of such rights or claims, and not to the trustees of the Fund or its shareholders. It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Fund personally, but bind only the property of the Fund. The execution and delivery of this Agreement have been authorized by the Board and signed by the officers of the Fund, acting as such, and neither such authorization by the Board nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund.

9.          OBLIGATIONS OF THE FUND

A.	The Fund shall maintain insurance coverage for the Fund, including a fidelity bond as required by Rule 17g-1 under the Investment Company Act, and commercially reasonable errors and omissions, directors and officers and professional liability insurance. Promptly following execution of this Agreement, the Chief Compliance Officer shall be an insured person under all such policies and bonds as an officer of the Fund, such coverage to be effective from the Effective Date of this Agreement. Additionally, the Fund shall cause the Chief Compliance Officer to be covered by the Fund’s directors and officers liability insurance policy and use reasonable efforts to ensure that such coverage be (i) reinstated should the policy be cancelled; (ii) continued after the Chief Compliance Officer ceases to serve as an officer of the Fund on substantially the same terms as coverage is provided for all other officers after such persons are no longer officers; and (iii) continued in the event the Fund merges or terminates, on substantially the same terms as coverage is provided for all other officers. The Fund shall furnish details of such coverage to NLCS upon its request, including a copy of the policy, the identity of the carrier, coverage levels and deductible amounts. The Fund will notify NLCS of any modification, reduction or cancellation of such coverage. The Fund shall cause the Chief Compliance Officer to be named an officer in the Fund’s corporate/trust resolutions such that the Chief Compliance Officer is subject to the provisions of the Fund’s declaration of trust and bylaws (collectively, as amended from time to time, “Organizational Documents”) regarding indemnification of its officers.

B.	The Fund will ensure that prior to the effectiveness of the Fund’s initial registration statement, the investment adviser for the Fund will appoint a chief compliance officer pursuant to Rule 206(4)-7 under the Advisers Act, to fulfill all required duties thereunder.

C.	The Fund shall timely deliver to NLCS copies of, and shall promptly furnish NLCS with all amendments or supplements to: (i) the Fund’s Organizational Documents; (ii) the Fund’s current registration statement, as amended or supplemented, filed with the SEC pursuant to the Investment Company Act, or the Investment Company Act and the Securities Act (the “Registration Statement”); (iii) the Fund’s current prospectus and statement of additional information or similar disclosure documents included in the Registration Statement; (iv) each plan of distribution or similar document that may be adopted by the Fund under the Investment Company Act and each current shareholder service plan or similar document adopted by the Fund; (v) copies of the Fund’s current annual and semi-annual reports to shareholders; and (vi) all policies, programs, and procedures adopted by the Fund. In addition, the Fund agrees to authorize and direct its applicable third-party service providers to cooperate fully with NLCS and provide in a timely manner any reasonable request for information from NLCS insofar as such information relates to any policy, procedure, contract or other matter subject to NLCS’s ongoing services as herein set forth.

10.        REPRESENTATIONS AND WARRANTIES

The Fund covenants, represents and warrants to NLCS that: (i) it is a statutory trust duly organized and in good standing under the laws of Delaware; (ii) it is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties and obligations hereunder; (iii) all requisite corporate/trust proceedings have been taken to authorize it to enter into this Agreement and perform its duties and obligations hereunder; (iv) it is, or will be within a reasonable date, a closed-end management investment company under the Investment Company Act; (v) this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and (vi) a Registration Statement is or will be effective and will remain effective and appropriate state securities law filings will be or have been made and will continue to be made with respect to the Fund.

NLCS covenants, represents and warrants to the Fund that: (i) it is a limited liability company duly organized and in good standing under the laws of Nebraska; (ii) it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties and obligations hereunder; (iii) all requisite company proceedings have been taken to authorize it to enter into this Agreement and perform its duties and obligations hereunder; (iv) this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of NLCS, enforceable against NLCS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.; and (v) registration under the laws of Nebraska is effective and will remain effective and appropriate state law filings will be or have been made and will continue to be made with respect to NLCS.

11.        TERM AND TERMINATION

A.	Term. This Agreement shall become effective on the Effective Date and shall continue for a period of one (1) year (the “Initial Term”). This Agreement shall automatically continue for successive one year periods (each a “Renewal Term”) subject to approval of the Board, including approval by a majority of the independent trustees.

B.	Termination. This Agreement may be terminated with respect to the Fund by the Board, by vote of a majority of the outstanding voting securities of the Fund, or by NLCS at any time and for any reason upon not less than sixty (60) days’ advanced written notice; or upon written notice from either party of a material breach, provided that a party shall have a thirty (30) day cure period in which to remedy any claimed material breach. If the party attempting to cure any claimed material breach is unable to do so within the allotted thirty (30) day cure period, the parties agree to submit to arbitration in accordance with Section 13(M) of this Agreement. This Agreement also will terminate in accordance with Section 12(B) if the Board chooses to engage its own chief compliance officer following a decision by NLCS to dismiss the Chief Compliance Officer. If the Chief Compliance Officer voluntarily resigns, NLCS may elect to terminate this Agreement upon written notice to the Board that NLCS is not able to present the Board with a suitable candidate to replace the Chief Compliance Officer.

C.	Insolvency. NLCS may terminate this Agreement immediately and without notice upon: (i) the issuance by any federal, state or local regulatory or administrative body of any administrative or regulatory sanction or penalty against the Fund, (ii) a petition in bankruptcy is filed by or against the Fund, (iii) if the Fund has made an assignment for the benefit of creditors, (iv) if the Fund has voluntarily or involuntarily been adjudicated as bankrupt, (v) or if a petition is filed for the reorganization of the Fund.

D.	Fees Resulting From Termination. In the event of a termination of this Agreement, the Fund shall pay NLCS all compensation and fees owing through the date of termination or the date that the provision of services cease, whichever is later.

E.	Reimbursement of Expenses Incurred by NLCS in Effecting Any Termination. In addition to the fees owing in accordance with Section 4, if this Agreement is terminated for any reason, NLCS shall be entitled to collect from the Fund the amount of all of NLCS’s reasonable labor charges and cash reimbursements for services in connection with NLCS’s activities in effecting such termination, including, without limitation, the labor costs and expenses associated with delivery of any compliance records of the Fund from its computer systems, and the delivery to the Fund and/or its designees of related records, instruments and documents, or any copies thereof.

F.	The provisions of Sections 4, 6, 7, 8, 11(F), and 13 shall survive any termination of this Agreement.

12.        EXCEPTIONS RESULTING FROM BOARD ACTION

A.	Termination. If the Board dismisses the Fund’s Chief Compliance Officer, this Agreement will either end immediately (subject to the provisions of Section 11) or, at the discretion of both parties, NLCS may present an alternative Chief Compliance Officer for Board consideration and approval to continue the Chief Compliance Officer duties set forth under this Agreement.

B.	Prevention of Termination. If NLCS wishes to dismiss the Chief Compliance Officer under the terms of NLCS’s arrangement with the Chief Compliance Officer, NLCS, to the extent possible, will present its plan of action to the Board prior to taking such action. Under such circumstances, NLCS may, at its own discretion, offer to present another Chief Compliance Officer candidate to the Board that would work through NLCS. If the Board approves the new Chief Compliance Officer, this Agreement will continue and be deemed amended to reflect the new Chief Compliance Officer. If the Board chooses to engage its own chief compliance officer as a result of NLCS dismissing the Chief Compliance Officer under this Agreement, this Agreement will terminate, and the Fund will be obligated to pay NLCS only for fees and out-of-pocket expenses accrued up to the point in time when the Board’s new chief compliance officer officially assumes responsibility.

C.	Change in Compensation. If the Board decides to increase the Chief Compliance Officer’s compensation or provide a bonus to the Chief Compliance Officer, then the fees paid to NLCS by the Fund will increase proportionately for any amounts it deems due to the Chief Compliance Officer above the amounts due to NLCS under this Agreement.

D.	Resignation by Chief Compliance Officer. If the Chief Compliance Officer voluntarily resigns, NLCS may, but shall not be obligated to, present an alternative Chief Compliance Officer for Board consideration and approval to continue Chief Compliance Officer duties under this Agreement. If the Board chooses to end its relationship with NLCS as a result of such voluntary resignation by the Chief Compliance Officer, this Agreement will terminate, and the Fund will be obligated to pay NLCS only for fees and out-of-pocket expenses accrued up to the point in time when the Chief Compliance Officer’s resignation becomes effective.

13.        MISCELLANEOUS

A.	Amendments. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

B.	Waiver. A party may by written instrument signed on behalf of such party: (i) extend the time for the performance of any of the obligations or other acts of another party due to it, (ii) waive any inaccuracies in the representations and warranties made to it contained in this Agreement, or (c) waive compliance with any covenants, obligations, or conditions in its favor contained in this Agreement. No claim or right arising out of this Agreement can be waived by a party, in whole or in part, unless made in a writing signed by such party. Neither any course of conduct or dealing nor failure or delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. A waiver given by a party will be applicable only to the specific instance for which it is given.

C.	Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor any right, duty nor obligation of any party hereunder, may be assigned or delegated by any party (in whole or in part) without the prior written consent of the other party hereto. Any purported assignment of rights or delegation of obligations in violation of this Section will be void. References to a party in this Agreement also refer to such party’s successors and permitted assigns.

D.	No Third-Party Beneficiaries. Except as set forth in Section 8 hereof, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein or therein.

E.	Relationship of the Parties/No Fiduciary Duties. The parties shall perform all obligations under this Agreement as independent contractors, and nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent or master and servant between the parties to this Agreement or any affiliates or subsidiaries thereof, or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party.

F.	No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract, common or statutory law, equity or otherwise) that arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the parties that are signatories to this Agreement, as the case may be (“Contracting Parties”). No Person who is not a Contracting Party, including any officer, employee, member, partner or manager signing this Agreement or any certificate delivered in connection herewith or therewith on behalf of any Contracting Party (“Nonparty Affiliates”) shall have any liability (whether in contract, tort, common or statutory law, equity or otherwise) for any claims, obligations, liabilities or causes of action arising out of, or relating in any manner to, this Agreement or based on, in respect of, or by reason of this Agreement or the negotiation, execution, performance, or breach of the Agreement; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

G.	Governing Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the state of New York. Any dispute, controversy, proceeding or claim arising out of or relating to: (i) this Agreement or the subject matter hereof, (ii) the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope or applicability of this Agreement to arbitration, or (iii) the relationship among the parties hereto or thereto, in each case, whether in contract, tort, common or statutory law, equity or otherwise (collectively, a “Dispute”), shall be brought exclusively in either (1) the United States District Court for Nebraska, to the extent that such court has subject matter jurisdiction, or (2) the Nebraska State District Court in Douglas County, Nebraska (the “Designated Court”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Designated Court and agrees that it will not bring any action whether in tort, contract, common or statutory law, equity or otherwise arising out of or relating to this Agreement or the subject matter hereof in any court other than the Designated Court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Designated Court, (b) any claim that it or its property is exempt or immune from jurisdiction of the Designated Court or from any legal process commenced in such Designated Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such Designated Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such Designated Court.

H.	Entire Agreement. This Agreement, including all schedules and exhibits, constitutes the entire agreement between the parties hereto and supersedes any prior agreements, understandings, representations and warranties with respect to the subject matter hereof whether oral or written.

I.	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

J.	Further Assurances. From and after the Effective Date, the parties shall do or cause to be done all such reasonable acts and things as may be necessary, proper or advisable, consistent with all applicable laws, to make effective the transactions herein contemplated. Without limiting the foregoing, each party shall execute and deliver, or cause to be executed and delivered, such further documents and instruments, in each case as may be necessary or proper and reasonable to carry out the provisions and purposes of this Agreement.

K.	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

L.	Force Majeure. Neither party shall be liable to the other for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

M.	Arbitration.

1.	Exclusive Dispute Resolution. Any dispute, controversy, proceeding or claim arising out of or relating to: (a) this Agreement or the subject matter hereof, (b) the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope or applicability of this Agreement to arbitrate, or (c) the relationship among the parties hereto or thereto, in each case, whether in contract, tort, common or statutory law, equity or otherwise (collectively, a “Dispute”) may only be resolved by arbitration as provided in this Section. No party hereto shall commence any litigation with respect to a Dispute except as expressly set forth in this Section 13(M).

2.	Arbitration. To resolve a Dispute, any party hereto may commence an arbitration to be administered by the American Arbitration Association pursuant to the commercial arbitration rules of the American Arbitration Association. The arbitration shall be conducted before a single arbitrator, in Omaha, Nebraska, selected jointly by the parties, or, if the parties cannot agree on the selection of the arbitrators, as selected by the American Arbitration Association. In the event of a conflict between the rules of the selected arbitration firm and this Agreement, the terms of this Agreement shall govern. The decision of the arbitrator shall be final, binding on the parties hereto, and not subject to further review.

3.	Prevailing Party Fees. In any arbitration of a Dispute, the arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. In the event that litigation is commenced to enforce an arbitration award, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs whether or not such action proceeds to judgment.

4.	Enforcement. This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Judgment upon any award rendered by the arbitrator may be entered in a Designated Court.

N.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

O.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the fifth Business Day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the date sent by electronic mail if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, if sent after normal business hours of the recipient, provided that in the case of electronic mail, each notice or other communication shall be confirmed within one Business Day by dispatch of a copy of such notice pursuant to one of the other methods described herein, at the following addresses, or such other address as a party may designate from time to time by notice in accordance with this Section.

To the Fund: Ellington Income Opportunities Fund c/o Princeton Fund Advisors, LLC 8000 Norman Center Drive, Suite 630 Minneapolis, MN 55437 Email: Chris.Moran@mtyale.com	To NLCS: Northern Lights Compliance Services, LLC Attn: Legal Department 17605 Wright Street Omaha, NE 68130 Email: NLCSLegal@nlcompliance.com
With a copy to:

JoAnn Strasser, Esq. Thompson Hine, LLP 41 South High Street Columbus, OH 43215 Email: joann.strasser@thompsonhine.com

Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

ELLINGTON INCOME OPPORTUNITIES FUND		NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By:	/s/ John L. Sabre	By:	/s/ Michael J. Wagner
	John L. Sabre		Michael J. Wagner
	President		President

Schedule A

FEES

This Schedule A is part of the Consulting Agreement (the “Agreement”), dated as of October 10, 2018, entered into by and between Ellington Income Opportunities Fund (the “Fund”) and Northern Lights Compliance Services, LLC (“NLCS”). Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

1. Standard Service Fees:

Annual Fee of $55,000.

2. Additional Fees:

●	NLCS will charge a $3,000 due diligence fee for the initial due diligence performed on any investment adviser and sub-adviser to the Fund.
●	NLCS will charge a $2,500 due diligence fee for due diligence reviews of any service provider to the Fund (other than an investment adviser or sub-adviser to the Fund) with respect to which the Fund requests NLCS to perform a due diligence review.
●	NLCS will charge an annual fee of $7,500 for each sub-adviser to the Fund.
●	For the performance of all Extraordinary Services, NLCS will charge an hourly fee of $350.

3. Out-of-Pocket Expenses:

The Fund agrees to reimburse NLCS for all out of pocket expenses incurred by NLCS in connection with the services provided to the Fund pursuant to the Agreement. Such expenses shall include, without limitation, expenses for travel, lodging, meals, visits to Fund service providers, telephone calls, photocopying, binding, and shipping of compliance materials. Where the Fund’s Chief Compliance Officer makes a single visit to service providers for purposes not only of the Fund, but also for other NLCS clients that employ the same service providers, such out of pocket expenses will be divided among the Fund and such other clients equally.

4. Payment Terms:

NLCS will invoice the Fund for all annualized fees (i.e., standard service fees and sub-adviser fees) and out-of-pocket expenses owing to NLCS under the terms of the Agreement on a quarterly basis in advance (each invoice for a particular quarter will use net asset values determined as of the last day of the preceding quarter). Invoices for due diligence and Extraordinary Services will be billed on a monthly basis in arrears. Each NLCS invoice shall include the amount due and a brief description of the services rendered. The payment of all fees and the reimbursement of all out of pocket expenses shall be due and payable within thirty (30) days of receipt of an invoice from NLCS (the “Due Date”). Interest may accrue, at the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date.

Schedule A | Page 1

Schedule B

CHIEF COMPLIANCE OFFICER

EMILE R. MOLINEAUX

Northern Lights Compliance Services, LLC, 1010 B Street, Suite 301, San Rafael, CA 94901 (631) 470-2616

Emile.Molineaux@NLCompliance.com

KEY SKILLS

Regulatory Compliance ● Investment Company Act of 1940 ● Investment Advisers Act of 1940 Securities Exchange Act of 1934 ● Securities Act of 1933 ● SEC, FINRA & NFA Rules

 Adviser Regulation ● Mutual Funds ● Managed-Futures Funds

 Exchange-Traded Funds (ETFs) ● Hedge Funds ● Closed-End Funds ● Interval Funds

 Funds of Funds ● Master/Feeder Funds ● Cayman Islands Funds

EXPERIENCE

NORTHERN LIGHTS COMPLIANCE SERVICES, LLC Hauppauge, NY – Senior CCO February 2011 to Present

NLCS provides compliance services to mutual funds, closed-end funds, ETFs and investment advisers. I serve as the named Chief Compliance Officer to several Boards of Directors/Trustees with multiple mutual funds and closed-end funds. I prepare and deliver quarterly compliance reports and Annual CCO Reports under Rule 38a-1 to each Board I serve. I conduct and oversee due diligence for various fund service providers (advisers, administrators, transfer agents, distributors, pricing vendors, custodians, etc.) and spend roughly 20% of my time travelling. I supervise staff members in ongoing forensic compliance oversight, monitoring, testing and analysis. I opened the west coast office of NLCS in 2014.

GEMINI FUNDS SERVICES, LLC Hauppauge, NY – General Counsel & CCO December 2003 to June 2012

Gemini provides Administrative, Transfer Agency, Fund Accounting and Compliance Services to mutual funds and closed-end funds, as well as administrative services to hedge funds and Rule 529 Plans. I oversaw ongoing legal, compliance and regulatory matters in connection with Gemini and its fund clients and handled issues under the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940 and the Investment Adviser’s Act of 1940. I served as secretary of several mutual funds and made presentations to Boards of Directors/Trustees on a regular basis. I was involved in scores of innovative investment products launches at Gemini, including managed-futures funds and closed-end interval funds. I also served as a director of over 20 Cayman subsidiaries.

THE DREYFUS CORPORATION New York, NY – Mutual Fund Attorney January 1999 to December 2003

Served as in-house counsel to the Dreyfus Family of Funds; oversaw ongoing legal, compliance and regulatory matters in connection with approximately 20 of the Fund Family’s 200 + portfolios; reviewed and revised meeting minutes, prospectuses, SAIs, annual reports and NSARs; prepared documents for and participated in quarterly board meetings; conducted annual and special shareholder meetings and prepared documents in connection therewith, including closed-end and open-end funds’ mergers, pricing committee issues, fundamental policy changes, election of directors, as well as routine matters; participated in several closed-end fund auction preferred stock offerings and closings therefor; reviewed soft-dollar issues; negotiated futures agreements with futures commissions merchants such as Merrill Lynch, Goldman Sachs, etc.; addressed legal issues involving shareholder complaints; reviewed cross-selling initiatives and certain compliance issues.

MORRISON & FOERSTER LLP Washington, D.C. Attorney, Investment Management July 1995- December 1998

Addressed ongoing legal, compliance and regulatory matters in connection with a large, bank-advised mutual fund complex (approximately 75 portfolios, including variable insurance products); drafted and filed public offering documents, prepared Form N1-A filings and responded to SEC comments; prepared Requests for Exemption from SEC Rules; reorganized funds into master-feeder and multi-class structures; interacted with corporate officers and analyzed legal issues in connection with client inquiries; prepared documents relating to fund mergers and acquisitions; prepared proxy materials and N-14 documents; drafted shareholder and quarterly directors’ meeting materials; drafted corporate documents, including advisory and custody agreements; kept abreast of new SEC and NASD Rules and Regulations; handled issues under the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940 and state Blue Sky laws.

Schedule B | Page 1

Schedule B

CHIEF COMPLIANCE OFFICER

EDUCATION

THE CATHOLIC UNIVERSITY OF AMERICA, COLUMBUS SCHOOL OF LAW - Juris Doctor May 1993

International and Comparative Law Certificate; Moot Court: Best Oralist - Jessup Cup, CUA;

Latin American Law Students Association – Rep. to National Hispanic Bar Assoc.

International Law Society - Vice President

UNIVERSITY OF MASSACHUSETTS - AMHERST - Bachelor of Arts, European History February 1986

BAR MEMBERSHIPS

DISTRICT OF COLUMBIA - since November 1996 PENNSYLVANIA - since December 1993

LANGUAGES

FLUENT SPANISH (I lived in Chile for four years), SOME FRENCH (College courses)

Schedule B | Page 2